Exhibit 99.1

Company Contact:	Bruce Thomas
Vice President, Investor Relations
Quiksilver, Inc.
+1 (714) 889-2200
Quiksilver, Inc. Provides Rossignol Sale Update
— Rossignol Sale Expected to Close in Early November —
— European Banks Amend Credit Facility —
— Company Engages Morgan Stanley as its Financial Advisor —
Huntington Beach, California, October 31, 2008—Quiksilver, Inc. (NYSE:ZQK) today confirmed that the previously announced sale of the “Rossignol Group” is expected to close in early November. The Company indicated that key conditions which were required to close the transaction have largely been met after the buyer secured committed financing and the parties agreed to recast the terms of the sale due to the recent challenges in the global credit markets. The revised transaction reduces the cash payment to Quiksilver upon closing from €75 million to €30 million and reduces the seller’s note from €25 million to €10 million. The transaction also allows Quiksilver to continue to distribute Rossignol apparel through the 2008/2009 winter season, enabling the Company to realize an additional €5 to €10 million benefit from the collection of in-season receivables. The parties may also extend the Rossignol apparel license and distribution arrangement upon mutual agreement. Together, these revisions to the transaction will cause a corresponding increase to the loss that Quiksilver expects to recognize upon the sale of Rossignol.
With committed financing in place, the completion of the sale transaction is only subject to final workers council advice and other customary closing conditions. Rossignol’s workers council has already reviewed the originally proposed transaction and provided its requisite advice consistent with French law. Quiksilver expects that the workers council will complete its process in a timely manner, thus allowing for the close of the transaction in early November.
Robert B. McKnight, Jr., Chairman of the Board, Chief Executive Officer and President of Quiksilver, Inc., commented, “In this time of unprecedented challenge in the global credit markets, price concessions were required to achieve a final sale of Rossignol. We remain convinced that the timely close of this transaction is in the best interest of Quiksilver’s stakeholders and we look forward to completing the sale in early November. I’m delighted that we can now fully concentrate our efforts on our core apparel and footwear brands Quiksilver, Roxy and DC.”
Quiksilver also announced that it had secured an amendment to its €70 million line of credit in Europe due to mature on October 31. Under terms of the amendment, Quiksilver will reimburse its European bank group €15 million on October 31 and the remaining €55 million will be extended until March 14, 2009. Quiksilver also stated that it expects to have approximately $100 million of available liquidity after the close of the Rossignol sale, net of payments due upon close of the transaction and net of other debt obligations due in fiscal 2008.
As previously disclosed the Company continues to evaluate potential financing alternatives and plans to seek additional financing. Potential sources of alternative funding include Quiksilver’s existing lenders, whether for short or long term financing, and the broader capital markets. In light of the current turmoil in the global capital markets, the Company has expanded its review to include private equity investment capital and other strategic alternatives. Quiksilver has retained Morgan Stanley as its financial advisor to assist in this process.

Quiksilver, Inc. Provides Rossignol Sale Update
October 31, 2008

The company noted that for accounting purposes it will perform its regular annual assessment of the value of its intangible assets as of October 31, 2008 and that current market conditions and valuation metrics could cause an impairment in goodwill or other long-term intangible assets. Any resulting impairment charge would be recorded as a non-cash expense in Quiksilver’s financial statements for the quarter and for the fiscal year ending October 31, 2008 and would not affect its operations, cash flows or covenants associated with the Company’s debt.
Quiksilver is scheduled to report financial results for its fourth quarter and fiscal year ending October 31, 2008 on December 18, 2008. Based on information currently available, the Company also disclosed that it expects to achieve the consensus estimate of analysts tracked by Thomson First Call for income from continuing operations of $0.87 per share for fiscal 2008, excluding potential charges such as those mentioned above.
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage.
The reputation of Quiksilver’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz, France, and its Asia/Pacific headquarters are in Torquay, Australia.
Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the Company’s expected sale of Rossignol, its liquidity position, its ability to raise additional equity or debt capital and its forecasted financial results. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com,
www.roxy.com, www.dcshoecousa.com,www.quiksilveredition.com, www.hawkclothing.com.